AMERICAN FUNDS INSURANCE SERIES

Establishment and Designation of Additional Series

of Shares of Beneficial Interest Without Par Value

(the “Instrument”)

The undersigned, being a majority of the Trustees of American Funds Insurance Series, a Massachusetts business trust (the “Trust”), acting pursuant to Sections 6.1 and 6.10 of the Trust’s Declaration of Trust dated September 9, 1983, as amended (the “Declaration of Trust”), hereby further divide the shares of the Trust into an additional series of shares of beneficial interest known as “Capital Income Builder” (without making any other changes with respect to voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, terms and conditions, as set forth in the Declaration of Trust).

The Trust hereby establishes and designates an additional series of shares of beneficial interest, comprised of Class 1 shares, Class 2 shares, and Class 4 shares.

The aforementioned action taken by the Board of Trustees shall serve as an amendment to the Declaration of Trust without the vote or consent of Shareholders of the Trust.

This instrument may be executed in several counterparts, each of which shall be deemed an original, but all taken together shall constitute one instrument.

The foregoing shall be effective as of the date set forth below.

/s/William H. Baribault

William H. Baribault, as Trustee

/s/ James G. Ellis

James G. Ellis, as Trustee

/s/Leonard R. Fuller

Leonard R. Fuller, as Trustee

/s/R. Clark Hooper

R. Clark Hooper, as Trustee

/s/Merit E. Janow

Merit E. Janow, as Trustee

/s/ Laurel B. Mitchell

Laurel B. Mitchell, as Trustee

/s/ Donald D. O’Neal

Donald D. O’Neal, as Trustee

/s/Frank M. Sanchez

Frank M. Sanchez, as Trustee

/s/Margaret Spellings

Margaret Spellings, as Trustee

/s/Steadman Upham _________________

Steadman Upham, as Trustee

Dated: January 23, 2014